Selected Financial Data, Pro Forma Financial Information, Financial Information

The following unaudited pro forma balance sheet gives effect to the Stock Exchange Agreement entered into between TOA Holdings, Inc., a Delaware corporation (the “Company”) and TOA Shoko Japan Co., Ltd., a Japan corporation organized pursuant to Japanese Companies Act (“TOA-Japan”) on January 28, 2013. The unaudited pro forma balance sheet has been prepared from the historical financial statements of the Company and TOA-Japan and should be read in conjunction therewith.

On April 1, 2013, Hajime Abe entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with TOA Holdings, Inc., a Delaware corporation. Pursuant to the Agreement, Hajime Abe will transfer to TOA Holdings, Inc., 1,000,000 shares of our common stock which represents all of our issued and outstanding shares in consideration of 1,000,000 JPY ($10,089 USD).

Following the closing of the share purchase transaction on July 6, 2013, TOA Holdings, Inc. owns a 100% interest in the issued and outstanding shares of our common stock. TOA Holdings, Inc. is the controlling shareholder of the Company.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial statement information has been provided for informational purposes only and should not be considered indicative of the Company’s financial position or results of operations. In addition, the unaudited pro forma financial statement information does not purport to represent the future financial position or results of operations of the Company. The unaudited pro forma financial statement information should be read in conjunction with the Company’s unaudited financial statements as of March 31, 2013.

TOA HOLDINGS, INC.
FORMERLY KNOWN AS GOLD BULLION ACQUISITION, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS)

	TOA HOLDINGS,	TOA SHOKO JAPAN		Consolidated
	INC.	CO., LTD
	As of	As of	Pro Forma	Pro Forma
	March 31, 2013	March 31, 2013	Adjustment	Results
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$-	$10,617	$-	$10,617
Prepaid expenses	$-	$-	$-	$-

TOTAL CURRENT ASSETS	$-	$10,617	$-	$10,617

TOTAL ASSETS	$-	$10,617	$-	$10,617

LIABILITIES AND SHAREHOLDER EQUITY
Current Liabilities
Taxes payables	$-	$123	$-	$123
Account payables-Related Party	$400	$-	$11,008	$11,408

TOTAL CURRENT LIABILITIES	$400	$123	$11,008	$11,532

TOTAL LIABILITIES	$400	$123	$11,008	$11,532

Stockholders’ Equity (Deficit)
Preferred stock ($.0001 par value, 20,000,000 shares authorized;
none issued and outstanding)	$-	$-	$-	$-
Common stock ($.0001 par value, 500,000,000 shares authorized,
20,000,000 shares issued and outstanding
as of March 31, 2013 and September 30, 2012)	$2,000	$-	$-	$2,000
TOA SHOKO, JAPAN Common stock
(No par value, 10,000,000 shares authorized,
1,000,000 shares issued and outstanding as of March 31, 2013)	$-	$11,008	$(11,008)	$-
Deficit accumulated during the development stage	$(2,400)	$(124)	$-	$(2,524)
Accumulated other comhrehensive income:
Foreign currency translation adjustment	$-	$(391)	$-	$(391)

TOTAL SHAREHOLDER EQUITY	$(400)	$10,494	$(11,008)	$(915)

TOTAL LIABILITIES AND SHAREHOLDER EQUITY	$-	$10,617	$-	$10,617